     Exhibit 10.34

EXECUTED VERSION

AMENDMENT NO. 6 TO CREDIT AGREEMENT AND WAIVER

THIS AMENDMENT NO. 6 TO CREDIT AGREEMENT AND WAIVER dated as of March 25, 2015 (this “Amendment”), is among AMERICAN APPAREL (USA), LLC, a California limited liability company (“AA USA”), AMERICAN APPAREL RETAIL, INC., a California corporation (“AA Retail”), AMERICAN APPAREL DYEING & FINISHING, INC., a California corporation (“AA Dyeing & Finishing”), KCL KNITTING, LLC, a California limited liability company (“KCL” and, together with AA USA, AA Retail and AA Dyeing & Finishing, collectively, the “Borrowers” and each, individually, a “Borrower”), AMERICAN APPAREL, INC., a Delaware corporation (“Holdings”), FRESH AIR FREIGHT, INC., a California corporation (“Fresh Air” and, together with Holdings, collectively, the “Guarantors” and each, individually, a “Guarantor”), CAPITAL ONE BUSINESS CREDIT CORP. (f/k/a Capital One Leverage Finance Corp.), as administrative agent (in such capacity, the “Administrative Agent”), and each of the Lenders party hereto.

RECITALS:

A.    The Borrowers, the other borrowers from time to time party thereto, the Guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto (collectively, “Lenders”) and the Administrative Agent have entered into that certain Credit Agreement dated as of April 4, 2013 (as amended by that certain Amendment No. 1 to Credit Agreement dated as of May 22, 2013, that certain Amendment No. 2 to Credit Agreement dated as of July 5, 2013, that certain Amendment No. 3 to Credit Agreement and Limited Waiver dated as of November 14, 2013, that certain Amendment No. 4 to Credit Agreement and Limited Consent dated as of November 29, 2013, and that certain Amendment No. 5 to Credit Agreement and Limited Consent dated as of March 25, 2014 the “Credit Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

B.    The Guarantors have entered into that certain Guaranty dated as of April 4, 2013, in favor of the Administrative Agent.

C.    The Borrowers have requested that the Administrative Agent and Lenders amend certain provisions of the Credit Agreement as set forth below.

D.    Subject to the terms and conditions set forth below, the Administrative Agent and Lenders party hereto are willing to so amend the Credit Agreement.

In furtherance of the foregoing, the parties agree as follows:

Section 1.    AMENDMENTS. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Credit Agreement is amended as follows:

(a)The following definitions are added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“ “Permitted Unsecured Debt” means the obligations of certain Foreign Subsidiaries incurred pursuant to the Indebtedness permitted under Section 7.02(q).”

“ “Permitted Unsecured Debt Documents” means any credit agreement, note and any other related material documents or instruments evidencing or from time to time executed in connection with the Permitted Unsecured Debt.

“ “Purchase Rights” means purchase rights described in the Form 8-K report of Holdings, filed with the Securities and Exchange Commission on June 30, 2014, relating to a dividend distribution of rights to purchase preferred stock.”

““Sixth Amendment Effective Date” means March 25, 2015.

(b)Clause (h) of the definition of “Adjusted Earnings” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and is replaced with the following in lieu thereof:

“(h)    extraordinary, unusual or non-recurring losses, charges or expenses, including restructuring charges and severance costs, not to exceed $31,000,000 in the Reference Period ending December 31, 2014, $10,000,000 in any subsequent Reference Period or other applicable covenant measurement period (calculated without regard to such losses, charges or expenses incurred in the Reference Period ending December 31, 2014), unless approved by the Administrative Agent; provided that with respect to any such extraordinary, unusual or non-recurring losses, charges or expenses occurring on or after January 1, 2015, only non-cash extraordinary, unusual or non-recurring losses, charges or expenses shall be added back to EBITDA for purposes of any determination of the Fixed Charge Coverage Ratio.”

(c)The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and is replaced with the following in lieu thereof:

‘“Change of Control” means an event or series of events by which:
(a)    except with respect to Permitted Holders, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that (i) a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”), and (ii) Persons party to a stockholders agreement, investment agreement, voting agreement or similar agreement with a Permitted Holder pursuant to which such Persons have the right to designate directors and agree to vote for one another’s designees shall not be deemed to constitute a “group” and/or “person” under Section 13 of the Exchange Act or any of the rules and regulations promulgated thereunder solely because they are parties to, or as a result of their exercise of such designation and voting rights under, such agreement so long as such Person without inclusion of the equity securities held by Permitted Holders, directly or indirectly, owns less than 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body on a fully diluted basis), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that notwithstanding the foregoing, no Change of Control shall be deemed to occur as a result of or in connection with (x) the equity securities of Holdings owned by Standard General L.P. and its Affiliates, or (y) any voting agreements between any Permitted Holders and any of Standard General L.P. or any of its Affiliates, in each case of clause (x) or (y), so long as Standard General L.P. and its Affiliates do not beneficially own in excess of 49% of the equity securities of Holdings entitled to vote for members of the board of directors; or
(b)    Other than pursuant to a transaction permitted by Section 7.05, Holdings shall cease to directly own and control legally and beneficially (i) 100% of the Capital Stock of AA USA (free and clear of all Liens other than Liens in favor of the Administrative Agent granted under the Security Documents and Senior Notes Liens accordance with the terms of the Senior Notes Intercreditor Agreement), (ii) 100% of the Capital Stock of each of the AA Canadian Subsidiaries (free and clear of all Liens other than (x) Liens granted to the lenders under the Canadian Documents in accordance with the terms of the Canadian Intercreditor Agreement, (y) Liens in favor of the Administrative Agent granted under the Security Documents and (z) the Senior Notes Liens in accordance with the terms of the Senior Notes Intercreditor Agreement and the Canadian Intercreditor Agreement) and (iii) 100% of the Capital Stock of any of its Subsidiaries acquired or formed after the date hereof and directly held by Holdings (other than directors’ qualifying shares and other similar equity interest holdings of Foreign Subsidiaries required to be held by local Persons in accordance with applicable law), in the case of clause (b)(iii), free and clear of all Liens other than Liens in favor of the Administrative Agent granted under the Security Documents and the Senior Notes Liens in accordance with the terms of the Senior Notes Intercreditor Agreement); or
(c)    Other than pursuant to a transaction permitted by Section 7.05, any Borrower or any Subsidiary of any Borrower shall cease to directly own and control legally and beneficially 100% of the Capital Stock of each of its Subsidiaries in existence on the date hereof or acquired or formed after the date hereof to the extent directly held by such Borrower or such Subsidiary (other than directors’ qualifying shares and other similar equity interest holdings of Foreign Subsidiaries required to be held by local Persons in accordance with applicable law), free and clear of all Liens other than Liens in favor of the Administrative Agent granted under the Security Documents and Senior Notes Liens in accordance with the terms of the Senior Notes Intercreditor Agreement); or
(d)    a change of control occurs under the Senior Notes Indenture, the Lion Debt Documents or the Permitted Unsecured Debt Documents.
For purposes of this definition, notwithstanding anything to the contrary set forth above, a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and, until the consummation of such transactions, a Change of Control will be deemed not to have occurred with respect to any such stock purchase agreement, merger agreement or similar agreement.”
(d)The definition of "Fixed Charge Coverage Ratio is hereby amended by inserting the following in clause (a)(i) of such definition, immediately after the words "Reference Period":

"(or other applicable period being measured)".

(e)The definition of “Line Reserve” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and is replaced with the following in lieu thereof:

““Line Reserve” means an amount initially equal to $2,500,000, which shall be increased to $5,000,000 on July 1, 2015.”

(f)Section 5.01 (a) of the Credit Agreement is hereby amended by deleting "Each" in the first sentence of such Section and replacing it with "Except as previously disclosed to the Administrative Agent with respect to clause (c) hereof (such disclosure including the draft 10-K for the period ended December 31, 2014, provided to the Administrative Agent on or prior to the Sixth Amendment Effective Date), each”.

(g)Section 5.04 of the Credit Agreement is deleted in its entirety ad the following is inserted in lieu thereof:

“Since September 30, 2014, there has occurred no Material Adverse Effect.”

(h)Schedule 5.07 of the Credit Agreement is deleted in its entirety and replaced by Schedule 5.07 attached hereto.

(i)Section 5.18 of the Credit Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“Based upon the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Holdings, and except as specifically disclosed in Schedule 5.18, existing Environmental Laws and claims, as they relate to the Credit Parties and their Subsidiaries, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

(j)Section 5.20 of the Credit Agreement is hereby amended by deleting “There” in the second sentence and replacing it with “Except as otherwise disclosed to the Administrative Agent (such disclosure including the draft 10-K for the period ended December 31, 2014, provided to the Administrative Agent on or prior to the Sixth Amendment Effective Date; provided that such draft 10-K is not materially different from the 10-K filed with the SEC for such period, with respect to the matters referenced in this Section 5.20), there”.

(k)Section 5.21 of the Credit Agreement is hereby amended by deleting “)” in the first sentence and replacing it with “, and the draft 10-K for the period ended December 31, 2014, provided to the Administrative Agent on or prior to the Sixth Amendment Effective Date; provided that such draft 10-K is not materially different from the 10-K filed with the SEC for such period with respect to the matters referenced in this Section 5.21)”.

(l)Section 5.23 of the Credit Agreement is hereby amended by deleting “No Credit Party, nor” in the first sentence and replacing it with “No Credit Party, nor, to the knowledge of any Credit Party,”.

(m)The last sentence in Section 5.24 of the Credit Agreement is deleted in its entirety and the following sentence is inserted in lieu thereof:

“No Credit Party is in violation of any provision of any Lion Debt Document or Permitted Unsecured Debt Document, and the Loans and the Loan Documents and the transactions contemplated hereby and thereby do not violate and/or conflict with any provision of the Lion Debt Documents or Permitted Unsecured Debt Documents.”

(n)Section 6.04(i) of the Credit Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“(i)    promptly after delivery or receipt thereof, copies of all notices, reports and other communications delivered or received by any Credit Party in connection with the Senior Notes Documents, the Permitted Unsecured Debt Documents, the Lion Debt Documents or the Subordinated Debt Documents and not later than five (5) Business Days following the effectiveness thereof, copies of any new Senior Notes Documents, Permitted Unsecured Debt Documents or Lion Debt Documents or any

amendment, supplement, waiver, or other modification, replacement or renewal with respect to any Senior Notes Document, Permitted Unsecured Debt Documents or Lion Debt Document.”

(o)Section 7.01 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (p) thereof, (ii) deleting the “.” at the end of clause (q) thereof and replacing it with “;”, and (iii) inserting the following clauses (r) and (s) thereafter: “(r) Investments consisting of any Credit Party or any Subsidiary thereof guaranteeing the Permitted Unsecured Debt; and (s) Investments in any Foreign Subsidiary to be used by such Foreign Subsidiaries solely (and substantially contemporaneously) to make payments on or in respect of Permitted Unsecured Debt to the extent such payments are permitted under Section 7.04(b)(vi) and the Borrowers have delivered to the Administrative Agent the certificate required thereunder (to the extent applicable).”

(p)Section 7.02 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (o) thereof, (ii) deleting the “.” at the end of clause (p) thereof and replacing it with “; and”, and (iii) inserting the following clause (q) thereafter:

“(q)     unsecured Debt of one or more Foreign Subsidiaries in an aggregate principal amount not to exceed $15,000,000 plus the amount of any increase in principal for the purpose of paying interest in kind or as a result of accretion thereof; provided that (i) the maturity date of such Indebtedness shall be at least one hundred and eighty (180) days following the Maturity Date; (ii) such Indebtedness is not secured and permits prepayments without penalty, (iii) the terms, covenants and defaults applicable to such Indebtedness shall be no more restrictive in all material respects, taken as a whole, than the covenants and defaults applicable to the Credit Parties and their Subsidiaries under the Senior Notes Indenture (it being agreed that such Indebtedness contains representations and warranties and cross events of defaults to the Senior Notes Indenture and the Lion Debt Documents, and such terms do not violate this clause (iii)) ; and (iv) not less than 3 Business Days (or such shorter period as agreed by the Administrative Agent in its discretion) prior to such incurrence, the Borrower Representative has delivered copies of the Permitted Unsecured Debt Documents to be executed or delivered in connection therewith (with delivery of true copies of the executed and delivered Permitted Unsecured Debt Documents to be delivered to the Administrative Agent promptly after the execution thereof).”

(q)Section 7.04(a) of the Credit Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“Restricted Payments. No Credit Party nor any Subsidiary shall make any Restricted Payment, except (a) Restricted Payments to a Credit Party; (b) Restricted Payments solely in shares of common stock or preferred stock (other than Disqualified Capital Stock) or warrants or rights to purchase common stock or preferred stock (other than Disqualified Capital Stock) so long as no Change of Control would result therefrom, (c) Restricted Payments in the form of splits of Capital Stock or reclassifications of Capital Stock into additional shares of common stock, (d) Restricted Payments by a Subsidiary of a Credit Party that is not a Credit Party made ratably to the holders of its Capital Stock, (e) repurchases of Capital Stock in any Credit Party or any Subsidiary deemed to occur upon “cashless” exercise of stock options or warrants, and (f) to the extent constituting Restricted Payments, the issuance of the Purchase Rights and the payment of an amount not to exceed $200,000 in redemption of the Purchase Rights.”

(r)Section 7.04(b) of the Credit Agreement is hereby amended by inserting “, the Permitted Unsecured Debt” immediately after “the Subordinated Debt Documents” in the introductory provision thereof, which precedes clause (i) thereof.

(s)Section 7.04(b) of the Credit Agreement is further hereby amended by (i) deleting “and” at the end of clause (iii) thereof, (ii) deleting the “.” at the end of clause (iv) thereof and replacing it with “; and”, and (iii) inserting the following clauses (v) and (vi) thereafter:

“(v) With respect to the Indebtedness consisting of Permitted Unsecured Debt, payments thereunder only to the extent made by the Foreign Subsidiaries party to such Indebtedness and so long as no Loan proceeds or Collateral are used, directly or indirectly to make such payments; and

(vi) With respect to Indebtedness consisting of the Permitted Unsecured Debt or Lion Debt, (A) regularly scheduled payments of interest and fees when due; provided that if any Default or Event of Default exists at the time of such payment or would arise therefrom, such payments of interest shall be paid in kind to the extent permitted under the terms of such Permitted Unsecured Debt, Lion Debt and the Senior Notes Indenture; (B) payment of principal and interest on the scheduled maturity date thereof; (C) prepayments, redemptions, repurchases, defeasances or acquisition or retirement of the Permitted Unsecured Debt or Lion Debt if (x) the Fixed Charge Coverage Ratio for the Reference Period most recently ended prior to such prepayment (and for which the financial statements required by Section 6.04(b) have been delivered to the Administrative Agent) is at least 1.10 to 1.00 (which such calculation, for the avoidance of doubt, shall exclude such prepayment), (y) Overall Excess Availability is at least $5,000,000 on the date of such prepayment (after giving effect to such prepayment and any other Credit extensions made on such date) and average daily Overall Excess Availability is projected by Holdings to be at least $5,000,000 for each day during the 30-day period after such prepayment, and (z) no Default or Event of Default exists before or immediately after giving effect to such prepayment and not less than 10 Business Days (or such shorter period as agreed by the Administrative Agent in its discretion) prior to such prepayment, the Borrower Representative has delivered a certificate to the Administrative Agent demonstrating compliance with this clause (C); (D) Permitted Refinancings of Permitted Unsecured Debt or Lion Debt and (E) amounts required to be paid in connection with a change of control offer to the extent required to be made under the Permitted Unsecured Debt or Lion Debt, provided that the Borrower Agent has given the Administrative Agent five (5) Business Days prior written notice of any such payment.”

(t)Section 7.08 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (vi) thereof and replacing it with “,” and (ii) inserting the following immediately preceding the period at the end of such Section: “, and the transactions referenced in and contemplated by that certain Nomination, Standstill and Support Agreement, dated as of July 9, 2014, provided that any Debt incurred thereunder is Permitted Unsecured Debt and Lion Debt.”

(u)Section 7.10 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“Change in Terms of Governing Documents; Material Agreements. No Credit Party nor any Subsidiary shall change or amend, modify, supplement or waive the terms of any (a) of its Governing Documents, except amendments, modifications, supplements or waivers that do not adversely affect the rights or interests of the Administrative Agent or the Lenders, (b) Senior Notes Documents, the Lion Debt Documents, or the Permitted Unsecured Debt without the prior written consent of the Administrative Agent, to the extent such amendment, modification, supplement or waiver shall (i) increase the aggregate principal amount of the Senior Notes, the Lion Debt or the Permitted Unsecured Debt or interest, premiums or fees owing thereon, except to the extent permitted under Section 7.02(c), 7.02(p) or 7.02(q), as applicable, (ii) shorten the weighted average life, (iii) change the amortization (other than to extend the same), (iv) amend the maturity date (other than to extend the same), (v) increase the overall interest rate, or (vi) otherwise amend the representations, covenants and defaults under the Senior Notes Documents, the Lion Debt Documents or the Permitted Unsecured Debt in a manner that would result in such covenants and defaults being materially less favorable to the Credit Parties, taken as a whole, or materially more adverse to the interests of the Lenders; or (c) any Subordinated Debt Document, except to the extent permitted by the Subordination Agreement applicable thereto.”

(v)Section 7.13 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“7.13    Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio, determined as of the end of each period set forth below to be less than the amount set forth below opposite such period:

Period	Minimum Fixed Charge Coverage Ratio
April 1, 2015 through June 30, 2015	0.33 to 1.00
July 1, 2015 through September 30, 2015	1.27 to 1.00
October 1, 2015 through December 31, 2015	1.17 to 1.00
April 1, 2015 through March 31, 2016	.75 to 1.00
July 1, 2015 through June 30, 2016	.91 to 1.00
October 1, 2015 through September 30, 2016 and each Reference Period ended thereafter	1.15 to 1.00
”

(w)Section 7.15 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“7.15    Maximum Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio, determined as of the end of each Fiscal Quarter set forth below to be greater than the amount set forth below opposite such period:

Reference Period	Maximum Leverage Ratio
December 31, 2015	7.02 to 1.00
March 31, 2016 and each Fiscal Quarter end thereafter	6.00 to 1.00
”

(x)Section 7.19 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“7.19    Adjusted Earnings. The Credit Parties shall not permit the Adjusted Earnings for each period set forth below to be less than the amount set forth below opposite such period:

Period	Minimum Adjusted Earnings
April 1, 2015 through June 30, 2015	$ 7,350,000
April 1, 2015 through September 30, 2015	$ 25,071,000
April 1, 2015 through December 31, 2015	$ 41,581,000
April 1, 2015 through March 31, 2016 and each Reference Period ended thereafter	$ 43,000,000

(y)The existing Section 8.01(s) of the Credit Agreement is deleted in its entirety and the following is inserted in lieu thereof: “[Reserved]”.

(z)The existing Section 9.06(a) of the Credit Agreement is amended by deleting the second sentence thereof in its entirety and inserting the following in lieu thereof:

“Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor from among the Lenders (or an Affiliate of a Lender) or a financial institution or other entity that provides agency or trustee services, in each case, having an office in the United States.”

(aa)The existing Section 10.06(b) of the Credit Agreement is amended by inserting the following at the end thereof:

“Notwithstanding the foregoing, with the consent of the Administrative Agent, but without the consent of any Borrower, any Lender may assign to Standard General, L.P. and/or its Affiliates all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it.”

The amendments to the Credit Agreement are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Agreement are intended to be affected hereby.

Section 2.    WAIVER. (a) Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Administrative Agent and the Lenders party hereto hereby waive any Default or Event of Default arising from (i) any actions taken prior to the Sixth Amendment Effective Date that would be permitted under Section 7.04(a)(f) if taken after the Sixth Amendment Effective Date and (ii) any failure of the Credit Parties to comply with the financial covenants set forth in Sections 7.13, 7.15 and 7.19 of the Credit Agreement, in each case, solely for the Reference Period ended December 31, 2014. For the avoidance of doubt, the covenants set forth in Sections 7.13, 7.15 and 7.19 of the Credit Agreement shall not be applicable for the period ending March 31, 2015.

(b) Notwithstanding anything to the contrary contained in any Loan Document, the proceeds of Permitted Unsecured Debt which are loaned or otherwise transferred to Holdings or any other Credit Party shall not be required to be deposited into any Local Account, Concentration Account or Main Concentration Account or otherwise held in any particular account, to the extent to be utilized to make interest payments with respect to the Senior Notes, and the provisions of the Loan Documents are waived to the extent necessary to permit such proceeds to be held by Holdings or any other Credit Party, provided that substantially all such proceeds are utilized to make payment of interest due on the Senior Notes on or before April 15, 2015 and such amounts not so applied are deposited as required by the Loan Documents without giving effect to this clause (b).

The waivers set forth in this Section 2 are limited to the extent and time period specifically set forth above and no other terms, covenants or provisions of the Credit Agreement (nor compliance for any other applicable time period) are intended to be waived or affected hereby.

Section 3.    CONDITIONS PRECEDENT. The parties hereto agree that this Amendment and the amendments set forth in Section 1 above and the waivers set forth in Section 2 above shall not be effective until the satisfaction of each of the following conditions precedent (the date on which such conditions precedent are satisfied or waived, the “Amendment 6 Effective Date”):

(a)    Documentation. The Administrative Agent shall have received (i) a counterpart of this Amendment, duly executed and delivered by each Borrower, each Guarantor and each Lender, (ii) true copies of amendments and waivers of the Lion Debt Documents, in form and substance reasonably satisfactory to Administrative Agent and (ii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of this Amendment and any other legal matters relating to the Credit Parties or the transactions contemplated hereby.

(b)    Amendment Fee. The Borrowers shall pay to the Administrative Agent, for the pro rata benefit of the Lenders a fee of $250,000 upon execution of this Amendment (which fee may be charged to the Borrowers’ Loan Account).

(c)    Fees and Expenses. All fees and expenses of counsel to the Administrative Agent estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses), in each case to the extent invoiced.

(d)    Proceeds of Intercompany Loan/Permitted Unsecured Debt. American Apparel (Carnaby) Limited, a private company with limited liability incorporated under the laws of England and Wales shall have received, in immediately available funds, $15,000,000 in gross proceeds from borrowings of Permitted Unsecured Debt.

Section 4.    REPRESENTATIONS AND WARRANTIES.

(a)    In order to induce the Administrative Agent and Lenders to enter into this Amendment, each Credit Party represents and warrants to the Administrative Agent and Lenders as follows:

(i)    The representations and warranties made by such Credit Party contained in Article V of the Credit Agreement (other than Section 5.04 thereof) shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the Amendment 6 Effective Date (after giving effect to the amendments and waivers contained herein), except to the extent that such representations and warranties expressly relate to an earlier date, in which case on the Amendment 6 Effective Date such representations and warranties shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of such earlier date.

(ii)    Since the Balance Sheet Date, no act, event, condition or circumstance (except for any act, event, condition or circumstance publicly disclosed by Holdings prior to the date hereof in a filing with the SEC or as otherwise disclosed to the Administrative Agent , including to the extent disclosed in the draft 10-K for the period ended December 31, 2014, provided to the Administrative Agent on or prior to the Sixth Amendment Effective Date) has occurred or arisen which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(iii)    No Default or Event of Default has occurred and is continuing or will exist after giving effect to this Amendment.

(b)    In order to induce the Administrative Agent and Lenders to enter into this Amendment, each Credit Party represents and warrants to the Administrative Agent and Lenders that this Amendment has been duly authorized, executed and delivered by such Credit Party and constitutes its legal, valid and binding obligation.

Section 5.    MISCELLANEOUS.

(a)    Ratification and Confirmation of Loan Documents. Each Credit Party hereby consents, acknowledges and agrees to the amendments and waivers set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including, without limitation, with respect to each Guarantor, the continuation of its payment and performance obligations under the Guaranty upon and after the effectiveness of the amendments and waivers contemplated hereby and, with respect to each Credit Party, the continuation and existence of the liens granted under the Security Documents to secure the Obligations).

(b)    Fees and Expenses. The Borrowers, jointly and severally, shall promptly pay on demand (and, in any event, within 10 Business Days after demand therefor) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution, and delivery of this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent.

(c)    Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

(d)    Governing Law; Waiver of Jury Trial. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, and shall be further subject to the provisions of Section 10.14 of the Credit Agreement.

(e)    Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission (including .pdf file) shall be effective as delivery of a manually executed counterpart hereof.

(f)    Entire Agreement. This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise except in a writing signed by the parties hereto for such purpose.

(g)    Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

(h)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each Borrower, each Guarantor, the Administrative Agent, each Lender and their respective successors and assigns (subject to Section 10.06 of the Credit Agreement).

[Remainder of page intentionally left blank; signatures begin on following page]

The following parties have caused this Amendment No. 6 to Credit Agreement and Waiver to be executed as of the date first written above.

BORROWERS:

AMERICAN APPAREL (USA), LLC

By:
Name:
Title:

AMERICAN APPAREL RETAIL, INC.

By:
Name:
Title:

AMERICAN APPAREL DYEING & FINISHING, INC.

By:
Name:
Title:

KCL KNITTING, LLC

By:
Name:
Title:

AMENDMENT NO. 6 TO CREDIT AGREEMENT AND WAIVER
Signature Page

GUARANTORS:

AMERICAN APPAREL, INC.

By:
Name:
Title:

FRESH AIR FREIGHT, INC.

By:
Name:
Title:

AMENDMENT NO. 6 TO CREDIT AGREEMENT AND WAIVER
Signature Page

ADMINISTRATIVE AGENT AND LENDERS:

CAPITAL ONE BUSINESS CREDIT CORP.,
as Administrative Agent and Lender

By:
Name:    Julianne Low
Title:    Senior Vice President

AMENDMENT NO. 6 TO CREDIT AGREEMENT AND WAIVER
Signature Page

BANK OF MONTREAL, CHICAGO BRANCH,
as Lender

By:
Name:
Title:

SCHEDULE 5.07
Litigation

1.Shareholder Derivative Actions. In 2010, two shareholder derivative lawsuits were filed in the United States District Court for the Central District of California (the “Court”) that were subsequently consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Derivative Litigation, Lead Case No. CV106576 (the “First Derivative Action”). Plaintiffs in the First Derivative Action alleged a cause of action for breach of fiduciary duty arising out of (i) the Company's alleged failure to maintain adequate accounting and internal control policies and procedures; (ii) the Company's alleged violation of state and federal immigration laws in connection with the previously disclosed termination of over 1,500 employees following an Immigration and Customs Enforcement inspection; and (iii) the Company's alleged failure to implement controls sufficient to prevent a sexually hostile and discriminatory work environment. The Company does not maintain any direct exposure to loss in connection with these shareholder derivative lawsuits. The Company's status as a "Nominal Defendant" in the actions reflects that the lawsuits are purportedly maintained by the named plaintiffs on behalf of American Apparel and that plaintiffs seek damages on the Company's behalf. The Company filed a motion to dismiss the First Derivative Action which was granted with leave to amend on July 31, 2012. Plaintiffs did not amend the complaint and subsequently filed a motion to dismiss each of their claims, with prejudice, for the stated purpose of taking an immediate appeal of the Court's July 31, 2012 order. On October 16, 2012, the Court granted the Plaintiffs' motion to dismiss and entered judgment accordingly. On November 12, 2012, Plaintiffs filed a Notice of Appeal to the Ninth Circuit Court of Appeals where the case is currently pending.

In 2010, four shareholder derivative lawsuits were filed in the Superior Court of the State of California for the County of Los Angeles (the "Superior Court") which were subsequently consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Derivative Litigation, Lead Case No. BC 443763 (the "State Derivative Action"). Three of the matters comprising the State Derivative Action alleged causes of action for breach of fiduciary duty arising out of (i) the Company's alleged failure to maintain adequate accounting and internal control policies and procedures; and (ii) the Company's alleged violation of state and federal immigration laws in connection with the previously disclosed termination of over 1,500 employees following an Immigration and Customs Enforcement inspection. The fourth matter alleges seven causes of action for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets also arising out of the same allegations. On April 12, 2011, the Superior Court issued an order granting a stay (which currently remains in place) of the State Derivative Action on the grounds that, among other reasons, the case is duplicative of the First Derivative Action.
In July 2014, two shareholder derivative lawsuits were filed in the Court that were subsequently consolidated for all purposes into a case entitled In re American Apparel, Inc. 2014 Shareholder Derivative Litigation, Lead Case No. 14-CV-5699 (the “Second Derivative Action,” and together with the First Derivative Action, the “Federal Derivative Actions”). Plaintiffs in the Second Derivative Action alleged similar causes of action for breach of fiduciary duty by failing to (i) maintain adequate internal control and exercise proper oversight over Mr. Charney, whose alleged misconduct and mismanagement has purportedly harmed the Company's operations and financial condition, (ii) ensure Mr. Charney's suspension as CEO did not trigger material defaults under two of the Company's credit agreements, and (iii) prevent Mr. Charney from increasing his ownership percentage of the Company. The Second Derivative Action primarily seeks to recover damages and reform corporate governance and internal procedures. The Company does not maintain any direct exposure to loss in connection with these shareholder derivative lawsuits. The Company's status as a "Nominal Defendant" in the actions reflects that the lawsuits are purportedly maintained by the named plaintiffs on behalf of American Apparel and that plaintiffs seek damages on the Company's behalf. The Company has filed a motion to dismiss, and the parties are currently briefing this motion.
Both the Federal Derivative Actions and State Derivative Actions are covered under the Company's Directors and Officers Liability insurance policy, subject to a deductible and a reservation of rights.
Should the above matters (i.e., the Federal Derivative Actions or the State Derivative Action) be decided against the Company in an amount that exceeds the Company's insurance coverage, or if liability is imposed on grounds that fall outside the scope of the Company's Directors and Officers Liability insurance coverage, the Company could not only incur a substantial liability, but also experience an increase in similar suits and suffer reputational harm. The Company is unable to predict the financial outcome of these matters at this time, and any views formed as to the viability of these claims or the financial exposure which could result may change from time to time as the matters proceed through their course. However, no assurance can be made that these matters, either individually or together with the potential for similar suits and reputational harm, will not result in a material financial exposure, which could have a material adverse effect upon the Company's financial condition, results of operations, or cash flows.

2.Charney v. American Apparel. On June 18, 2014, American Apparel’s Board of Directors suspended its CEO, Dov Charney, and gave notice of the Company’s intention to terminate him for cause. On June 23, 2014, Mr. Charney commenced arbitration against the Company and asserted claims “in excess of $50 million” for the Company’s alleged “breach of employment agreement, breach of covenant of good faith and fair dealing, retaliatory discharge, violation of Age Discrimination in Employment Act, intentional infliction of emotional distress, defamation and related claims.” That matter has been stayed by agreement of the parties pursuant to the Nomination, Support, and Standstill Agreement dated as of July 9, 2014, and appended to the Form 8-K filed by the Company with the SEC.